Exhibit 99.1

Contacts:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE ANNOUNCES COLLABORATION WITH NIH FOR CLINICAL

DEVELOPMENT OF ARQ 092 IN PROTEUS SYNDROME

Agreement builds upon pre-clinical data showing shutdown of AKT signaling and reduction of cell viability

Woburn, MA, November 11, 2014 -- ArQule, Inc. (NASDAQ: ARQL) today announced an agreement with the National Human Genome Research Institute (NHGRI) of the National Institutes of Health (NIH) providing for the clinical development of ARQ 092, an orally available, selective small molecule inhibitor of AKT, in Proteus syndrome, a rare disease characterized by overgrowth of the skeleton, skin, adipose tissue and central nervous system.

The NIH Proteus syndrome team is led by researchers who originally discovered the somatic single (point) mutation in the AKT 1 oncogene that causes Proteus syndrome[1]. On that basis, the NIH entered into a collaboration with ArQule focused on pre-clinical testing of ARQ 092. Results from that pre-clinical research recently presented by the NIH team at the 2014 meeting of the American Society of Human Genetics (ASHG, Abstract # 2180M[2]) demonstrate that treatment with ARQ 092 caused a rapid shutdown of AKT signaling and a reduction in the viability of Proteus syndrome cells taken from patients compared to untreated diseased cells. These findings represent pre-clinical proof-of-concept for advancement of ARQ 092 into clinical testing in this indication.

“This collaboration provides the opportunity to clinically investigate the therapeutic impact of ARQ 092 in a rare, genetic disorder that has no approved therapy and for which the only current treatment is surgery,” said Dr. Leslie G. Biesecker, M.D., Chief of the Medical Genomics and Metabolic Genetics Branch at the National Human Genome Research Institute. “We believe the goal of treatment for Proteus syndrome will be early diagnosis and administration of therapy over years to mitigate the abnormal cell signaling initiated by the point mutation.”

[1] N Engl J Med 2011; 365:611-619, August 18, 2011

[2] http://www.ashg.org/2014meeting/pdf/2014_ASHG_Meeting_Poster%20Abstracts.pdf

“The need for medical treatment of Proteus syndrome is high,” said Brian Schwartz, M.D., chief medical officer of ArQule. “Characterized by non-cancerous overgrowths of tissue, Proteus syndrome is the first non-oncology rare indication to enter clinical testing for ARQ 092. We are hopeful that intervention in a single aberrant pathway responsible for this disease may hold potential for a therapeutic advance.”

The NIH is currently developing a protocol for a Phase 1 trial with ARQ 092 in this indication, with input from ArQule. The Company will also be providing compound for the planned NIH clinical trial, which is currently expected to begin in 2015.

About Proteus Syndrome

According to the patient advocacy and support group, the Proteus syndrome Foundation (http://www.proteus-syndrome.org/), the condition was named for Proteus, the Greek god who could transform his shape. Patients experience changes in the shapes of certain body structures over time, including abnormal, often asymmetric, massive growth (overgrowth) of the skeleton, skin, adipose tissue and central nervous system out of proportion to the rest of the body, which may appear normal. Although patients may have minimal or no manifestations at birth, the disease develops and becomes apparent in early childhood (6-18 months) and rapidly progresses with intense growth in the first ten years of life. It is primarily a childhood-onset disease but there are very few living affected adults.

Proteus syndrome is a rare condition with an incidence of less than 1 in 1 million people worldwide. Only a few hundred individuals have been reported in the medical literature. At this time, there are more than 120 documented cases worldwide, but because not all cases are documented, it is not known how many individuals have this syndrome. The incidence of Proteus syndrome classifies it as a rare disorder, defined by the National Organization of Rare Diseases (NORD) as any disease affecting fewer than 200,000 Americans.

About ARQ 092 and the AKT Pathway

ARQ 092 is an orally available, selective small molecule inhibitor of the AKT kinase. The AKT pathway when abnormally activated is implicated in multiple oncogenic processes such as cell proliferation and apoptosis. This pathway has emerged as a target of potential therapeutic relevance for compounds that inhibit its activity, which has been linked to a variety of cancers as well as to select non-oncology indications.

ARQ 092, the lead compound in ArQule’s AKT program, has completed Phase 1a clinical testing and has advanced into Phase 1b expansion testing in cohorts of patients with endometrial cancer, lymphoma and tumors harboring either AKT or PI3K mutations. A number of next-generation compounds in the Company’s AKT program are in early to late stages of pre-clinical development.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics. The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers. ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase. The Company’s pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase, and ARQ 087, a multi-kinase inhibitor designed to preferentially inhibit the fibroblast growth factor receptor (FGFR) family. ArQule’s current discovery efforts are focused on the identification of novel kinase inhibitors, leveraging the Company’s proprietary library of compounds.

This press release contains forward-looking statements regarding the Company’s clinical trials with ARQ 092. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially. Positive information about pre-clinical and early stage clinical trial results, including in Proteus syndrome, does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 092 may not demonstrate promising therapeutic effect; in addition, it may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners, including the National Institutes of Health, to discontinue development. Even if later stage clinical trials are successful, unexpected concerns may arise from subsequent analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities. Regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies. Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. Positive pre-clinical data may not be supported in later stages of development. Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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